UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                        SCHEDULE 13G

           UNDER THE SECURITIES EXCHANGE ACT OF 1934


             PROFUNDS ULTRASHORT EMERGING MARKETS
      --------------------------------------------------
                      (NAME OF ISSUER)


                        OPEN-END FUND
      --------------------------------------------------
               (TITLE OF CLASS OF SECURITIES)


                         74318X844
      --------------------------------------------------
                      (CUSIP NUMBER)


                    June 30, 2007
      --------------------------------------------------
    (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
   SCHEDULE IS FILED:

   {X} RULE 13D-1(B)

   { } RULE 13D-1(C)

   { } RULE 13D-1(D)


   *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be ""filed"" for the purpose of Section 18 of the Securities Exchange Act of 1934 (""Act"") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.)

   CUSIP NO. 74318X844      SCHEDULE 13G    PAGE 2 OF 4

   (1)  NAME AND IRS NUMBER OF REPORTING PERSONS

        FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD.  (#38-2562340)

   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              A.............{ }
              B.............{ }

   (3)  SEC USE ONLY

   (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

        MICHIGAN

   NUMBER OF SHARES OF:

   (5)  SOLE VOTING POWER

        NONE

   (6)  SHARED VOTING POWER

	768,445

   (7)  SOLE DISPOSITIVE POWER

        NONE

   (8)  SHARED DISPOSITIVE POWER

	768,445

   (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED

        768,445   *SEE NOTE 1*

   (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES

                     { }

   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	20.12%

   (12) TYPE OF REPORTING PERSON

               IA

   CUSIP  74318X844    SCHEDULE 13G        PAGE 3 OF 4

   ITEM 1 (A)    NAME OF ISSUER

	         PROFUNDS

   ITEM 1 (B)    ADDRESS OF ISSUER

 	         PO BOX 182800
                 COLUMBUS, OH 43218-2800

   ITEM 2 (A)    NAME OF PERSON FILING

                 FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD

   ITEM 2 (B)    ADDRESS OF PERSON FILING

                 111 CASS ST.
                 TRAVERSE CITY, MI. 49684

   ITEM 2 (C)    CITIZENSHIP

                 MICHIGAN

   ITEM 2 (D)    TITLE OF CLASS OF SECURITIES

                 OPEN-END FUND

   ITEM 2 (E)    CUSIP NO.

		 74318X844

   ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(B)(1)(ii)(E).

   CUSIP 74318X844     SCHEDULE 13G           PAGE 4 OF 4

   OWNERSHIP
   ITEM 4 (A)    AMOUNT BENEFICIALLY OWNED

                 768,445   * SEE NOTE 1 *

   ITEM 4 (B)    PERCENT OF CLASS

		 20.12%

   ITEM 4 (C)    NUMBER OF SHARES:

          (i)    SOLE POWER TO VOTE

                 NONE

          (ii)   SHARED POWER TO VOTE

		 768,445

          (iii)  SOLE POWER TO DISPOSE

                 NONE

          (iv)   SHARED POWER TO DISPOSE

		 768,445

         	 ** NOTE 1 **
        	 FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD IS A REGISTERED INVESTMENT ADVISOR, MANAGING INDIVIDUAL CLIENT ACCOUNTS. ALL SHARES REPRESENTED IN THIS REPORT ARE HELD IN ACCOUNTS OWNED BY THE CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD. BECAUSE OF THIS, FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD DISCLAIMS BENEFICIAL OWNERSHIP.

   ITEM (5)     OWNERSHIP OF LESS THAN FIVE PERCENT

                CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT

                { }

   ITEM (6)     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE OF THE CLASS.

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                NOT APPLICABLE

   ITEM (8)     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                NOT APPLICABLE

   ITEM (9)     NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE

   ITEM (10)    CERTIFICATION
                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influecing the control of the issuer of such securities and were not acquired in the connection with or as a participant in any transaction having such purposes or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct."


                August 14, 2007

                Matthew Bohrer
                CCO